June 12, 2018
Thomas Wessel
[ ]
[ ]

BY HAND DELIVER

Re:    Separation Agreement
Dear Tom:
This Separation Agreement constitutes notice, including, but not limited to notice under Section 10(d) of your Executive Employment Agreement dated December 23, 2014, as amended on May 27, 2015 and January 8, 2018 (“Employment Agreement”), that your employment with Flex Pharma Inc. (along with its affiliates, the “Company”) will terminate on June 26, 2018. This Separation Agreement sets forth the understanding between you and the Company relating to the termination of your employment with the Company effective on June 26, 2018. We hope to make the transition as smooth as possible.

Notwithstanding any provisions herein, this Agreement supersedes any and all prior agreements between you and the Company, including, but not limited to, your Employment Agreement; provided, however, that your Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement (“Confidentiality Agreement”) that you signed as a condition of your employment, which is attached hereto as Exhibit B, shall continue in full force and effect and is expressly incorporated by reference herein.

In the interest of clarity, regardless of whether you enter into this Agreement, the following terms shall apply in connection with the ending of your employment: (i) the Company will pay you your base salary earned through the Separation Date (as defined below), as well as any accrued but unused PTO through the Separation Date, subject to standard deductions and withholdings; (ii) your current coverage under the Company’s group health insurance plans will cease as of the Separation Date; (iii) if you are currently participating in the Company’s group health insurance plans, you may be eligible to continue your group health insurance benefits at your own expense to the extent provided by the federal COBRA law and/or state law and the Company’s current group health insurance policies, and, later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish; (iv) the terms of any continuation of health insurance coverage under the law will be set forth in a separate written notice; and (v) your eligibility to participate in any other employee benefit plans and programs of the Company will cease on the Separation Date in accordance with the applicable benefit plan or program terms; and (vi) any unvested stock will terminate on your Separation Date, and any vested stock will continue to be subject to the terms of any and all applicable plans, awards, grants and/or agreements. Also, regardless of whether you sign this Agreement and/or receive the Severance Payments, you remain bound by your continuing obligations under the Confidentiality Agreement, which is intended to, and does, survive the termination of this Agreement.
With those understandings, you and the Company agree as follows:

1.	Transition Period Payments And Benefits
Provided that you enter into and comply with this Agreement, including the Release of Claims in Section 4 below, you will continue to receive your base salary at the rate in effect as of the date hereof and your benefits at the same level in effect as of the date hereof, and said base salary and benefits shall continue during the Transition Period and until (and including) your Separation Date. For purposes of this Agreement, the actual last day of your employment shall be referred to as the “Separation Date,” and the time period between the date of this Agreement and the Separation Date shall be referred to as the “Transition Period.”
During the Transition Period, you shall perform your responsibilities to the Company satisfactorily and as required by the Company, and to otherwise fulfill your duties and obligations as set forth herein.

2.	Severance Payments

Provided that you enter into and comply with this Agreement, including the Release of Claims in Section 4 below and the Release of Claims attached to this Agreement as Exhibit A, and provide a resignation of all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans as of the Separation Date (pursuant to section 12(c) of your Employment Agreement), the Company will provide the following severance payments to you:

(a)
The Company will pay you a lump sum payment of two hundred fifty-seven thousand, two hundred fifty dollars ($257,250.00) which is equivalent to nine (9) months of your base pay (“Lump Sum Payment”).  The Company may deduct from the Lump Sum Payment any required withholding taxes, government payments and benefit premium contributions. Notwithstanding any language to the contrary, no Lump Sum Payment shall be made until the first regularly scheduled payroll date following your execution and non-revocation of this Agreement and the Release of Claims in Exhibit A; provided, however, that you shall execute the Release of Claims in Exhibit A no earlier than the Separation Date. You agree that this Lump Sum Payment is above and beyond any payments otherwise owed to you under the terms of your employment and Employment Agreement, and not required by law.

(b)
In addition, if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans, then the Company shall pay that employer portion of the COBRA premiums that it was paying prior to the Separation Date in order to continue your health insurance coverage in effect for yourself (and your covered dependents) on the Separation Date until the earliest of: (i) the last day of the ninth month after your Separation Date; (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”). Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company.

Except as expressly provided in this Agreement, and except as to any vested right that you may have under the express terms of any written benefit plan, by signing this Agreement you agree that the payments and benefits set forth herein will be complete and unconditional payment, settlement, accord and/or satisfaction with respect to your Employment Agreement and all other obligations and liabilities of the Company to you, including, without limitation, all claims for back wages, salary, vacation pay, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums. You acknowledge that, except as provided in this Agreement, you will not receive any additional compensation, severance, payments or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401k account).

3.	Stock Options

You were granted options to purchase shares of the common stock of Flex Pharma, Inc. (“Flex Pharma”) pursuant to the Flex Pharma’s 2015 Equity Incentive Plan (the “Plan”) and one or more Stock Option Grant Notice and Option Agreements (the “Option Agreements”). Following the Separation Date, vesting of your stock options will cease and your rights to exercise your options as to any vested shares will be as set forth in the Plan and Option Agreements and as amended by the Advisor Agreement entered into by the parties that is effective on June 26, 2018. Any unvested stock options will immediately be cancelled in accordance with the Plan terms.

4.	Return of Property

By signing below, you certify that you will return to the Company by the Separation Date all Company property, including, without limitation, files, notes, passwords, passcodes, software, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (computer equipment, laptops, keys and access cards, identification badges, credit cards, cell phone) and any documents (including computerized data and any copies made of any computerized data or software) containing or embodying information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective), provided you may retain certain non-confidential personnel and benefits documents that related to your employment. Please coordinate the return of Company property with Lauren Mastrocola, Controller. Receipt of the Severance and Retention Payments as described in this Agreement is expressly conditioned on return of all Company property. After you return all such property, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains in your possession after the Separation Date. If you later discover that you continue to retain any of the Company’s property or information, you shall return it to the Company immediately.

5.	Release of Your Claims

A.	General Release
In exchange for the payments and other consideration under this Agreement, including, but not limited to the payments and benefits described in Sections 1 and 2, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, employees, attorneys, shareholders, successors, assigns and affiliates (“Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•
has discriminated or retaliated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, gender identity, marital status, or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Massachusetts Fair Employment Practice Act; the Massachusetts Privacy Act; the Massachusetts Consumer Protection Act; the Massachusetts Right-to-Know Law; the Massachusetts Equal Pay Act and any other Massachusetts law;

•
has violated any statute, including but not limited to the Massachusetts Wage Act; the Massachusetts Privacy Act; the Massachusetts Consumer Protection Act; the Massachusetts Right-to-Know Law; the Employee Retirement Income Security Act; the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act; the Immigration Reform and Control Act; the Worker Adjustment and Retraining Notification Act; the Fair Credit and Reporting Act; the Sarbanes-Oxley Act; and

•
has violated any public policy or common law, including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel.

•
Notwithstanding anything to the contrary in this paragraph 5, this release does not include the release of any rights that cannot by law be released by private agreement, including but not limited to those relating to workers’ compensation and unemployment benefits. In addition, nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, you nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

•
Nothing in this Agreement prevents you from cooperating with, or participation in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency, except that you acknowledge and agree that you may not be able to recover any monetary benefits in connection with any such proceeding. Nothing contained in this Agreement prevents, impedes or interferes with your ability to engage in any activities that cannot be released as a matter of law under the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agency” or “Government Agencies”), without notice to the Company. This Agreement does not prevent, impede or interfere with your right to receive an award for information provided to any Government Agencies.

•
THIS RELEASE CONTAINS A WAIVER OF RIGHTS UNDER THE MASSACHUSETTS WAGE ACT: You acknowledge, agree and understand that employees have certain rights under the Massachusetts Wage Act, M.G.L. chapter 149 et seq. (the “MA Wage Act”) regarding when, how, and how much they must be paid, including but not limited to the right to be paid wages earned within timeframes provided in the MA Wage Act; that wages include amounts payable to employee for hours worked, which may include salaries, determined and due commissions, overtime pay, tips, and earned vacation or holiday payments due to employees under oral or written agreements; and that employees have the right to bring private lawsuits for violation of the MA Wage Act.

B.     Voluntary Release
By signing this Agreement:

•
You agree that in consideration for the payments described in this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA to the extent such rights and/or claims arose through the date you sign this Agreement;

•
You acknowledge that you are hereby advised by the Company of the right to consult with an attorney prior to signing this Agreement, you have had the opportunity to review and reflect on all terms of this Agreement and you have not been subject to any undue or improper influence interfering with the exercise of free will to sign this Agreement; and

•	You further acknowledge that when presented with the original draft of this Agreement, and the Release of Claims attached hereto as Exhibit A, you were informed that you had at least forty-five (45) calendar days within which to consider their terms and to consult with or seek advice from an attorney or any other person of your choosing, subject to the confidentiality provisions herein (“Consideration Period”).

•
You agree that any changes, material or immaterial, to this Agreement shall not extend, re-start or otherwise affect the forty-five (45) day Consideration period for the Agreement or the Release of Claims in Exhibit A. If you sign this Agreement or the Release of Claims in Exhibit A within less than forty-five (45) days, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider said Agreement and the Release of Claims until the end of the Consideration Period. Please note, however, that you shall sign the Release of Claims in Exhibit A no earlier than your Separation Date. To accept this Agreement and the Release of Claims annexed as Exhibit A, you shall deliver a signed copy of each to Lauren Mastrocola at lmastrocola@flex-pharma.com within the Consideration Period for each.

•
You acknowledge that you have also been given a period of seven (7) days (the “Revocation Period”) from the date when you execute this Agreement and the Release of Claims annexed as Exhibit A to revoke said Agreement and Release of Claims by written notice that is received by Lauren Mastrocola at lmastrocola@flex-pharma.com on or before the last day of the Revocation Period. This Agreement and the Release of Claims in Exhibit A shall take effect only if executed within the Consideration Period as set forth above and if not revoked pursuant to the preceding sentence (“Effective Date”); provided, however, that you shall execute the Release of Claims in Exhibit A no earlier than the Separation Date.

•	Attached to this Agreement as Exhibit C is an ADEA disclosure that is required by law. You are reminded to consult an attorney before signing below.

    C.    Acknowledgments
You represent and agree that: (i) the payments and benefits set forth in this Agreement, together with payments and benefits previously provided to you, are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of Releasees to you, and with respect to all claims, causes of action and damages that could be asserted by you against the Releasees regarding your employment with, change in employment status with, and/or termination from employment, including, without limitation, all claims for wages, salary, commissions, vacation pay, draws, car allowances, incentive pay, bonuses, business expenses, paid time off, stock and stock options, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums; (ii) you have no known workplace injuries or occupational diseases for which you have not already filed a claim; (iii) you either have been provided or you have not been denied any leave requested under the Family and Medical Leave Act or state law providing leave benefits; and (iv) you have not complained of and you are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Releasees.

6.	Non-disparagement

You agree not to make at any time any disparaging statements concerning the Company or any of its affiliated entities or any of its or their products or services, current or former officers, directors,

managers, affiliates, shareholders, employees, agents or attorneys, in any manner likely to be harmful to them or their business, business reputation or personal reputation. You represent that during the Transition Period, you have not made any such disparaging statements. These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

7.	Confidentiality

You agree to keep the existence and terms of this Agreement (“Agreement-Related Information”) in the strictest confidence and not reveal, unless legally compelled to do so, any Agreement-Related Information to any persons except your immediate family, your attorney, accountant, auditor, tax preparer, and your financial advisor, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential, and except to taxing authorities in connection with any application for unemployment compensation benefits. In particular, you agree not to disclose the existence and the terms of this Agreement to any current or former employee, consultant or independent contractor of the Company. Nothing in this Section 6 shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

8.	Acknowledgment of Wage Payments, Compensation

Except as expressly provided in this Agreement, and except as to any vested right that you may have under the express terms of any written benefit plan, you have received all wage payments and benefits, and that these payments and benefits will be complete and unconditional payment, settlement, accord and/or satisfaction with respect to your Employment Agreement and all other obligations and liabilities of the Company to you, including, without limitation, all claims for back wages, salary, vacation pay, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums, except as specifically set forth in this Agreement.. You acknowledge that, except as provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401k account).

9.	Expense Reimbursements

You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to regular business practice.

10.	Reaffirmation of Ongoing And Post-Termination Obligations

Both during and after your employment you acknowledge your continuing obligations under the Confidentiality Agreement, which is attached hereto at Exhibit B. Your obligations not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities survive the termination of your employment, continue in full force and effect and are unaffected by this Agreement. Please familiarize yourself with the enclosed

Confidentiality Agreement. If you have any doubts as to the scope of the restrictions in your Confidentiality Agreement, you should contact John McCabe, Chief Financial Officer immediately to assess your compliance. As you know, the Company will enforce its contract rights. If you breach any of the terms of the Confidentiality Agreement, you agree that  (to  the  extent  permitted  by  law) the Company may cease providing the payments and benefits herein to you and pursue any and all other legal or equitable relief, including but not limited to all relief set forth herein and in the Confidentiality Agreement.

11.	Consideration

You agree that the payments and other benefits to which you are eligible, pursuant to the above terms, in exchange for the general release(es) of claims is sufficient consideration. You further agree that the Company has fully satisfied all terms and conditions of your Employment Agreement. You also agree that the payments, benefits and other terms and goodwill received from the Company are payments, benefits, terms and goodwill to which you would not have otherwise been entitled.

12.	No Assignment
You represent that you have not assigned to any other person or entity any Claims against any Releasee.

13.	Pending Claims/Administrative Charge

You represent that no charges, complaints or actions of any kind have been filed by you or on your behalf against the Company or any of its subsidiaries or affiliates with any federal, state or local court or agency. Nothing in this Agreement will bar or prohibit you from filing an administrative charge, contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, you nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any proceeding in which you do so participate.

14.	Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

15.	Cooperation

Following the Separation Date, to the extent reasonably requested by the Company, you agree that you shall fully cooperate with the Company in connection with matters arising out of your service to the Company, including, but not limited to, making yourself reasonably available during regular business hours in all matters relating to the transition of your work and responsibilities on behalf of the Company, such as, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as the Company may designate;

provided that the Company shall make reasonable efforts to minimize disruption of your other activities. The Company shall reimburse you for reasonable expenses incurred in connection with such cooperation and also shall compensate you at an hourly rate based upon your regular rate of pay on the Separation Date.

16.	Breach

You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of this Agreement and further agree that any threatened or actual violation or breach of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction (without the posting of a bond) to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Agreement.

17.	Other Terms

(a)Legal Representation; Review of Agreement. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney prior to entering into it, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

(b)Binding Nature of Agreement. This Agreement shall be binding upon you and upon your heirs, administrators, representatives and executors.

(c)Modification of Agreement; Waiver. This Agreement may be amended, only upon a written agreement executed by you and a duly authorized officer of the Company.

(d)Severability. If at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Agreement is illegal, invalid or unenforceable, the remaining provisions and terms of this Agreement shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Agreement. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e)Governing Law and Interpretation. This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the laws of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in Massachusetts, and the parties hereby submit to the jurisdiction and venue of any such court. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

(f)Entire Agreement. This Agreement constitutes the entire agreement regarding the termination of your employment with the Company and supersedes any previous agreements and understandings between the parties; provided, that the Restrictive Covenant Agreement and the Equity Documents shall continue in full force and effect binding and enforceable against you in accordance with their terms.

(g)Absence of Reliance. You acknowledge that you are not relying on any promises or representations by the Company or its agents, representatives or attorneys of either of them regarding any subject matter addressed in this Agreement.

(h)Assignment; Successors and Assigns Neither the Company nor you may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of you in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and you, their respective successors, executors, administrators, heirs and permitted assigns.

(i)Non-Admission. Nothing in this Agreement shall be construed as an admission by the Company, including, but not limited to, any admission by the Company of any wrongful action or violation of any federal, state or local law, statute, rule or regulation or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

(j)Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or PDF, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

If you agree to the foregoing, kindly sign and return the enclosed copy of this letter to me at lmatsrocola@flex-pharma.com.

Best regards,

_/s/ John McCabe________________
John McCabe
Chief Financial Officer

I REPRESENT THAT I (A) HAVE READ AND FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THIS AGREEMENT; (B) HAVE HAD SUFFICIENT TIME TO CONSIDER THE AGREEMENT; AND (C) AM VOLUNTARILY AND WILLINGLY SIGNING IT.

Agreed and accepted:
/s/ Tom Wessel_______________    _22 June 2018_________________________________
Tom Wessel                 Date

EXHIBIT A
Release of Claims As Of The Separation Date

A.	General Release

In exchange for the payments and other consideration under the Separation Agreement between you and the FlexPharma, dated June 12, 2018 (“Agreement”), to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, employees, attorneys, shareholders, successors, assigns and affiliates (“Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•
has discriminated or retaliated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, gender identity, marital status, or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Massachusetts Fair Employment Practice Act; the Massachusetts Privacy Act; the Massachusetts Consumer Protection Act; the Massachusetts Right-to-Know Law; the Massachusetts Equal Pay Act and any other Massachusetts law;

•
has violated any statute, including but not limited to the Massachusetts Wage Act; the Massachusetts Privacy Act; the Massachusetts Consumer Protection Act; the Massachusetts Right-to-Know Law; the Employee Retirement Income Security Act; the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act; the Immigration Reform and Control Act; the Worker Adjustment and Retraining Notification Act; the Fair Credit and Reporting Act; the Sarbanes-Oxley Act; and

•	has violated any public policy or common law, including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel.

•
Notwithstanding anything to the contrary, this release does not include the release of any rights that cannot by law be released by private agreement, including but not limited to those relating to workers’ compensation and unemployment benefits. In addition, nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, you nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

•
Nothing in this Agreement prevents you from cooperating with, or participation in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency, except that you acknowledge and agree that you may not be able to recover any monetary benefits in connection with any such proceeding. Nothing contained in this Agreement prevents, impedes or interferes with your ability to engage in any activities that cannot be released as a matter of law under the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agency” or “Government Agencies”), without notice to the Company. This Agreement does not prevent, impede or interfere with your right to receive an award for information provided to any Government Agencies.

•
THIS RELEASE CONTAINS A WAIVER OF RIGHTS UNDER THE MASSACHUSETTS WAGE ACT: You acknowledge, agree and understand that employees have certain rights under the Massachusetts Wage Act, M.G.L. chapter 149 et seq. (the “MA Wage Act”) regarding when, how, and how much they must be paid, including but not limited to the right to be paid wages earned within timeframes provided in the MA Wage Act; that wages include amounts payable to employee for hours worked, which may include salaries, determined and due commissions, overtime pay, tips, and earned vacation or holiday payments due to employees under oral or written agreements; and that employees have the right to bring private lawsuits for violation of the MA Wage Act.

B.     Voluntary Release
By signing this Agreement:

•
You agree that in consideration for the payments described in the Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA to the extent such rights and/or claims arose through the date you sign this Release of Claims;

•
You acknowledge that you are hereby advised by the Company of the right to consult with an attorney prior to signing this Release of Claims, you have had the opportunity to review and reflect on all terms of this Release of Claims and you have not been subject to any undue or improper influence interfering with the exercise of free will to sign this Release of Claims; and

•
You further acknowledge that when presented with the original draft of this Release of Claims, you were informed that you had at least forty-five (45) calendar days within which to consider its terms and to consult with or seek advice from an attorney or any other person of your choosing, subject to the confidentiality provisions herein (“Consideration Period”).

•
You agree that any changes, material or immaterial, to this Release of Claims shall not extend, re-start or otherwise affect the forty-five (45) day Consideration period for the Release of Claims. If you sign this Release of Claims within less than forty-five (45) days, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider said Release of Claims until the end of the Consideration Period. Please note, however, that you shall sign this Release of Claims no earlier than your Separation Date. To accept this Release of Claims annexed as Exhibit A, you shall deliver a signed copy of each to Lauren Mastrocola at lmastrocola@flex-pharma.com.

•
You acknowledge that you have also been given a period of seven (7) days (the “Revocation Period”) from the date when you execute this Release of Claims annexed as Exhibit A to revoke said Release of Claims by written notice that is received by Lauren Mastrocola at lmastrocola@flex-pharma.com on or before the last day of the Revocation Period. This Release of Claims shall take effect only if executed within the Consideration Period as set forth above and if not revoked pursuant to the preceding sentence (“Effective Date”); provided, however, that you shall execute this Release of Claims no earlier than the Separation Date.

•	Attached to this Agreement as Exhibit C is an ADEA disclosure that is required by law. You are reminded to consult an attorney before signing below.

    C.    Acknowledgments
You represent and agree that: (i) the payments and benefits set forth in the Agreement, together with payments and benefits previously provided to you, are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of Releasees to you, and with respect to all claims, causes of action and damages that could be asserted by you against the Releasees regarding your employment with, change in employment status with, and/or termination from employment, including, without limitation, all claims for wages, salary, commissions, vacation pay, draws, car allowances, incentive pay, bonuses, business expenses, paid time off, stock and stock options, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums; (ii) you have no known workplace injuries or occupational diseases for which you have not already filed a claim; (iii) you either have been provided or you have not been denied any leave requested under the Family and Medical Leave Act or state law providing leave benefits; and (iv) you have not complained of and you are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Releasees.

If you agree to the foregoing, please execute and return this Release of Claims to me at lmastrocola@flex-pharma.com.

_/s/ John McCabe________________
John McCabe
Chief Financial Officer

I REPRESENT THAT I (A) HAVE READ AND FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THIS AGREEMENT; (B) HAVE HAD SUFFICIENT TIME TO CONSIDER THE AGREEMENT; AND (C) AM VOLUNTARILY AND WILLINGLY SIGNING IT.

Agreed and accepted:
/s/ Tom Wessel_______________    _22 June 2018_________________________________
Tom Wessel                     Date

Exhibit B

EMPLOYEE NON-SOLICITATION, NON-COMPETITION, CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT
In consideration of my employment or continued employment by Flex Pharma, Inc., a Delaware corporation (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1.	Confidential Information Protections.

1.1     Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company. I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2     Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) gene sequences, cell lines, samples, chemical compounds, assays, biological materials, trade secrets, inventions, ideas, processes, data, formulae, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3     Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4     No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.Inventions.

2.1     Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2     Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; and (c) that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3     Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the subsection titled Government or Third Party are referred to in this Agreement as “Company Inventions.” Subject to the subsection titled Government or Third Party and except for Inventions that I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

2.4     Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.5     Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment and at Company’s request and expense, I will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

3.Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4.Additional Activities.

4.1     Noncompetition. During the term of my employment with the Company and for a period of twelve (12) months immediately following the termination of my employment with the Company for any reason, whether voluntary or involuntary, or  with or without cause, I will not  within the United States or any other geographic region in which the Company conducts its business, and in any capacity, whether individually or as an employee, consultant, director, officer, agent, advisor or otherwise for or on behalf of any entity (a “Competing Organization”), engage in any business activities that are competitive with any of the material business activities of the Company,  including without limitation the research,  development, sale or marketing of any material product, process or service, in existence or being conducted, provided or developed by the Company, unless my duties at such Competing Organization do not include duties relating to any product, process, service or business activity that competes or is reasonably expected to compete with a material product, process, service or business activity in existence or being conducted, provided or developed by the Company, and provided that I have delivered to the Company a written statement, confirmed by my prospective employer or consulting client, as the case may be, describing my duties and stating that such duties are consistent with my obligations under this Agreement.  I acknowledge and agree that the covenants contained in this Section 4.1 are (i) reasonable and valid in geographical and temporal scope and in all other respects and (ii) essential to protect the value of the business and assets of the Company.  If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 4.1 unenforceable, the other provisions of this Section 4.1 shall nevertheless stand, and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

4.2     Prior Relationships. Without limiting Section 4.1, I represent that I have no other agreements, relationships or commitments to any other person or entity that conflict with my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices and documents); I have returned all property and confidential information belonging to all prior employers. Moreover, in the event that the Company or any of its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor or successor corporations, or assigns is sued based on any obligation or agreement to which I am a party or am bound, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by the Company (the indemnitee) in the event that it is the subject of any legal action resulting from any breach of my obligations under this Agreement, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action.

4.3     Nonsolicitation. I agree that for the period of my employment by Company and for a period of twelve (12) months immediately following the termination of my employment with the Company for any reason, whether voluntary or involuntary, with or without cause, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5.Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6.Notification Of New Employer. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7.General Provisions.

7.1     Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the Commonwealth of Massachusetts, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2     Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3     Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

7.4     Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5     Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6     Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7     Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8     Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company, or any products utilizing such data, in violation of the United States export laws or regulations.

7.9     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

7.10     Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled Confidential Information Protections and Inventions shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of __December 29_, 2014.

Employee:
I have read, understand, and Accept this agreement and have been given the opportunity to Review it with independent legal counsel.

/s/ Thomas Wessel
(Signature)
By: ___Thomas C. Wessel________________

Address: _______________________________

Company: Flex Pharma, Inc.
Accepted and agreed:
/s/ Robert Hadfield
(Signature)
By: __Rob Hadfield_____________________________

Title: __General Counsel______________________
Address: __________________________

Exhibit A
INVENTIONS
1.    Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):
☒    None
☐    See immediately below:

Exhibit C
ADEA DISCLOSURE

As you have been informed, Flex Pharma Inc. (along with its affiliates, the “Company”) is terminating your employment as part of a job elimination or reorganization at the Company. The Company is offering employees who have been laid off as part of this job elimination or reorganization the opportunity to receive certain severance benefits (“Severance Benefits”) as part of a group termination program (“Program”) in exchange for, among other things, the affected employee’s agreement to release any and all claims he or she may have against the Company and related persons and entities. The terms of this offer as it applies to you are described in the attached Separation Agreement and Release (the “Separation Agreement”).
The federal Age Discrimination in Employment Act (the “ADEA”) requires that when an employee who is 40 or more years of age is provided certain benefits and asked to sign a release in connection with a group employment termination program, the employee must be provided with certain information. Consistent with this, the Company is providing that information to you.

1.
Eligibility: All Company employees who have been provided with the Separation Agreement as part of the Program are eligible for Severance Benefits. The Company determined which employees would be selected for layoff based on the Company’s assessment of its future business needs and the extent to which employees’ job duties, abilities and skill sets matched the Company’s future business needs.

2.
Time Limits for Decisions Concerning the Severance Benefits: As set forth in the attached Agreement, you have at least forty-five (45) days to review and sign the Agreement and return it to Lauren Mastrocola at lmastrocola@flex-pharma.com. You will have seven (7) days after you sign the Agreement to change your mind and revoke it; if you do not do so, the Agreement will be effective on the eighth day after you sign the Agreement.

3.
Listing of Persons Selected and Not Selected: Under the ADEA, some laid off employees are entitled to certain information about other persons selected for the Program and thus offered Severance Benefits and those who were not selected and thus not offered Severance Benefits. The information to be provided covers persons in the “decisional unit.” The decisional unit is the portion of the Company’s organization from which the Company decided who would be selected for the Program, and thus offered Severance Benefits, and who would not be selected for the Program. In this case, the decisional unit is Flex Pharma Inc. The following lists the ages and job titles of all employees in the decisional unit, identifying those who were and were not selected for the Program.

This list is current as of the date it is provided to you.

Job Title	Age	Selected for Program	Not Selected for Program
VP, Research and Translational Development	48		X
Associate Director Clincial Operations	38	X
CFO	48		X
Office Manager	61	X
Director, Finance and Accounting/Controller	33		X
SVP Corporate Communications and Investor Relations	51	X
Chief Medical Officer	62	X
VP, Corporate Development and Program Management	44	X
Sr. Clincal Project Manager	41	X
Executive Assistant	62	X
Manager, Finance and Accounting	33		X
Senior Director, Pharmaceutical Development and Quality	60	X
Manager Finance and Accounting	29		X
President and CEO	60		X
VP, Marketing	41	X
VP Clincial Operations	48	X
EA to CEO & SVP, IR	33		X
VP, Marketing	41	X